Exhibit 99.1

News from The Chubb Corporation

The Chubb Corporation 15 Mountain View Road • P.O. Box 1615 Warren, New Jersey 07061-1615 Telephone: 908-903-2000
FOR IMMEDIATE RELEASE
Chubb Reports 4th Quarter Net Income per Share of $2.02;
Operating Income per Share Is $1.69;
Combined Ratio Is 87.0%
Net Income per Share for 2010 Is $6.76;
Operating Income per Share Is $5.90;
Combined Ratio Is 89.3%
Company Expects 2011 Operating Income per Share
In Range of $5.35 to $5.75
     WARREN, New Jersey, January 27, 2011— The Chubb Corporation [NYSE: CB] today reported that net income in the fourth quarter of 2010 was $620 million or $2.02 per share, compared to $695 million or $2.03 per share in the fourth quarter of 2009.
     Average diluted shares outstanding for the fourth quarter were 307.4 million in 2010 and 343.1 million in 2009.
     Operating income, which the company defines as net income excluding after-tax realized investment gains and losses, was $519 million, compared to $569 million in the fourth quarter of 2009. Operating income per share increased 2% to $1.69 from $1.66.
     Net written premiums for the fourth quarter were $2.9 billion, an increase of 3%. Premiums were up 2% in the U.S. and up 5% outside the U.S. (up 4% in local currencies).
     The fourth quarter combined loss and expense ratio was 87.0% in 2010 and 84.7% in 2009. The impact of catastrophes on the combined ratio was 1.4 percentage points in 2010 and negligible in 2009. Excluding the impact of catastrophes, the combined ratio was 85.6% in 2010 and 84.7% in 2009. The expense ratio for the fourth quarter was 30.9% in 2010 and 30.1% in 2009.

     Property and casualty investment income after taxes for the fourth quarter increased 1% to $320 million in 2010 from $317 million in 2009.
     Net income for the fourth quarter of 2010 included net realized investment gains of $155 million before tax ($0.33 per share after-tax). Net income for the fourth quarter of 2009 reflected net realized investment gains of $193 million before tax ($0.37 per share after-tax). Gains in both periods were largely related to the company’s alternative investments.
     During the fourth quarter of 2010, Chubb repurchased 8.1 million shares of its common stock at a total cost of $473 million.
     Book value per share was $52.24 at December 31, 2010 compared to $52.41 at the end of the third quarter.
Full Year Results
     For the year ended December 31, 2010, net income was $2.2 billion or $6.76 per share, compared to $2.2 billion or $6.18 per share for the year ended December 31, 2009. Operating income totaled $1.9 billion in 2010 and $2.2 billion in 2009. Operating income per share was $5.90 in 2010 and $6.14 in 2009.
     Average diluted shares outstanding were 321.6 million in 2010 and 353.0 million in 2009.
     Total net written premiums in 2010 increased 1% to $11.2 billion from $11.1 billion in 2009; excluding the effect of currency fluctuation, premiums were flat. Premiums were down 1% in the U.S. and up 9% outside the U.S. (up 3% in local currencies).
     The combined ratio in 2010 was 89.3%, compared to 86.0% in 2009. The impact of catastrophes accounted for 5.7 percentage points of the combined ratio in 2010 and 0.8 points in 2009. Excluding the impact of catastrophes, the combined ratio was 83.6% in 2010 and 85.2% in 2009. The expense ratio for the year was 31.2% in 2010 and 30.6% in 2009.
     Property and casualty investment income after taxes increased 1% to $1.3 billion.
     Net income for 2010 included net realized investment gains of $426 million before tax ($0.86 per share after-tax). Net income for 2009 reflected net realized investment gains of $23 million before tax ($0.04 per share after-tax).

     During 2010, Chubb repurchased 37.7 million shares of its common stock at a total cost of $2.0 billion.
     Book value per share increased 11% to $52.24 at December 31, 2010 from $47.09 at 2009 year end.
     “Chubb’s excellent results in both the fourth quarter of 2010 and the full year continue to demonstrate our ability to generate superior financial results, even in a challenging economic and industry environment,” said John D. Finnegan, Chairman, President and Chief Executive Officer. “Particularly noteworthy were combined ratios that were below 90% in both periods and $1.9 billion of operating income in 2010.
     “Our long-standing strategy of focusing on underwriting discipline combined with best-in-class producer relationships, a strong balance sheet and a conservative investment philosophy have enabled us to generate a very attractive average annual return on equity of 16% over the past five years,” said Mr. Finnegan. “During this same period, we have also returned more than $10 billion of capital to our shareholders through share repurchases and dividends. Our objective is to continue to deliver top-tier results in the future, regardless of the market environment. We believe that Chubb’s unique franchise and our track record of successful execution will enable us to achieve this goal.”
Fourth Quarter Operations Review
     Chubb Personal Insurance (CPI) net written premiums increased 6% in the fourth quarter to $963 million. CPI’s combined ratio for the fourth quarter was 83.7% in 2010 and 80.7% in 2009. The impact of catastrophes on the combined ratio in the fourth quarter of 2010 was 1.0%. In the fourth quarter of 2009, the impact of catastrophes was negligible. Excluding the impact of catastrophes, the combined ratio for the fourth quarter was 82.7% in 2010 and 80.8% in 2009.
     Homeowners net written premiums were up 3%, and the combined ratio was 78.8%. Personal Automobile net written premiums increased 10%, and the combined ratio was 90.0%. Other Personal lines net written premiums were up 12%, and the combined ratio was 92.7%.
     Chubb Commercial Insurance (CCI) net written premiums for the fourth quarter were up 4% to $1.1 billion. The combined ratio for the quarter was 93.5% in 2010 and 89.9% in 2009. The fourth quarter impact of catastrophes was 2.5% in 2010 and negligible in 2009. Excluding the impact of catastrophes, the combined ratio for the quarter was 91.0% in 2010 and 89.8% in 2009.

     Average fourth quarter renewal rates in the U.S. were down 1% for CCI, and renewal premium retention was 86%. In the U.S., the ratio of new to lost business was 1.3 to 1.
     Chubb Specialty Insurance (CSI) net written premiums were down 3% in the fourth quarter to $746 million. The combined ratio was 82.4%, compared to 84.1% in the fourth quarter of 2009.
     Professional Liability (PL) net written premiums declined 4%, and PL had a combined ratio of 88.7%. Average PL renewal rates in the U.S. were down 3% and renewal retention was 87%. The ratio of new to lost business in the U.S. was 1.1 to 1.
     Surety net written premiums were flat, and the combined ratio was 37.8%.
2010 Operations Review
     For the year ended December 31, 2010, Chubb Personal Insurance net written premiums increased 5% to $3.8 billion. CPI’s combined ratio was 91.5% in 2010 and 84.1% in 2009. The impact of catastrophes accounted for 10.2 percentage points of the combined ratio in 2010 and 0.9 points in 2009. Excluding the impact of catastrophes, the combined ratio was 81.3% in 2010 and 83.2% in 2009.
     Homeowners net written premiums increased 2%, and the combined ratio was 91.7%. Personal Automobile net written premiums were up 11%, and the combined ratio was 90.8%. Other Personal lines net written premiums increased 9%, and the combined ratio was 91.2%.
     Chubb Commercial Insurance net written premiums for 2010 were flat at $4.7 billion. The combined ratio was 92.3% in 2010 and 89.9% in 2009. The impact of catastrophes accounted for 5.4 percentage points of the combined ratio in 2010 and 1.2 points in 2009. Excluding the impact of catastrophes, the combined ratio was 86.9% in 2010 and 88.7% in 2009.
     Average 2010 renewal rates in the U.S. were flat for CCI, and renewal premium retention was 86%. In the U.S., the ratio of new to lost business was 1.2 to 1.
     Chubb Specialty Insurance net written premiums were flat at $2.7 billion. The combined ratio was 82.2% in 2010 and 84.1% in 2009.

     Professional Liability had a 1% decline in net written premiums and a combined ratio of 87.8%. In the U.S., average 2010 renewal rates for PL were down 2%, renewal premium retention was 87% and the ratio of new to lost business was 1.0 to 1.
     Surety net written premiums increased 1%, and the combined ratio was 41.3%.
January 2011 Floods in Australia
     Chubb’s first quarter 2011 catastrophe losses will be impacted by flooding in Australia that has occurred in January, particularly in and around the city of Brisbane. Although it is still early in the loss estimation process and available information currently is limited, Chubb’s preliminary estimate of the losses from this flooding is in the range of $75 million to $100 million before tax.
2011 Operating Income Guidance
     Mr. Finnegan said that based on management’s current outlook, he expected Chubb to achieve 2011 operating income per share in the range of $5.35 to $5.75.
     The operating income guidance for 2011 assumes:
•	Net written premiums that are flat to up 2%.

•	Catastrophe losses that have an impact of 3.5 percentage points on the 2011 combined ratio, compared to 5.7 points of impact in 2010. The assumed impact of catastrophe losses in 2011 is based on Chubb’s long-term average annual catastrophe losses of 3 percentage points adjusted upward by 0.5 percentage points to take into account anticipated higher than usual catastrophe losses in the first quarter of 2011 resulting largely from the January floods in Australia. The impact of each percentage point of catastrophe losses on 2011 operating income per share is approximately $0.25.

•	A combined ratio between 91% and 93% for the year, based on combined ratios of 91% to 94% for CPI, 94% to 97% for CCI and 85% to 88% for CSI.

•	A decline of 2% to 4% in property and casualty investment income after taxes.

•	Approximately 291 million average diluted shares outstanding for the year.
     The guidance and related assumptions are subject to the risks outlined in the company’s forward-looking information safe-harbor statements (see below).

Webcast Conference Call to be Held Today at 5 P.M.
     Chubb’s senior management will discuss the company’s fourth quarter performance with investors and analysts today, January 27th, at 5 P.M. Eastern Standard Time. The conference call will be webcast live on the Internet at http://www.chubb.com and archived later in the day for replay.
About Chubb
     Founded in 1882, the Chubb Group of Insurance Companies provides property and casualty insurance for personal and commercial customers worldwide through 8,500 independent agents and brokers. Chubb’s global network includes branches and affiliates throughout North America, Europe, Latin America, Asia and Australia.
     Chubb’s Supplementary Investor Information Report has been posted on its Internet site at
 http://www.chubb.com.
     All financial results in this release and attachments are unaudited.

For further information contact:	Investors:	Glenn A. Montgomery (908) 903-2365

	Media:	Mark E. Greenberg (908) 903-2682

Definitions of Key Terms
Operating Income: Operating income, a non-GAAP financial measure, is net income excluding after-tax realized investment gains and losses. Management uses operating income, among other measures, to evaluate its performance because the realization of investment gains and losses in any given period is largely discretionary as to timing and can fluctuate significantly, which could distort the analysis of trends.
Underwriting Income (Loss): Management evaluates underwriting results separately from investment results. The underwriting operations consist of four separate business units: personal insurance, commercial insurance, specialty insurance and reinsurance assumed. Performance of the business units is measured based on statutory underwriting results. Statutory accounting principles applicable to property and casualty insurance companies differ in certain respects from generally accepted accounting principles (GAAP). Under statutory accounting principles, policy acquisition and other underwriting expenses are recognized immediately, not at the time premiums are earned. Statutory underwriting income (loss) is arrived at by reducing premiums earned by losses and loss expenses incurred and statutory underwriting expenses incurred.
Management uses underwriting results determined in accordance with GAAP, among other measures, to assess the overall performance of the underwriting operations. To convert statutory underwriting results to a GAAP basis, policy acquisition expenses are deferred and amortized over the period in which the related premiums are earned. Underwriting income (loss) determined in accordance with GAAP is defined as premiums earned less losses and loss expenses incurred and GAAP underwriting expenses incurred.
Property and Casualty Investment Income After Income Tax: Management uses property and casualty investment income after income tax, a non-GAAP financial measure, to evaluate its investment performance because it reflects the impact of any change in the proportion of the investment portfolio invested in tax exempt securities and is therefore more meaningful for analysis purposes than investment income before income tax.
Book Value per Common Share with Available-for-Sale Fixed Maturities at Amortized Cost: Book value per common share represents the portion of consolidated shareholders’ equity attributable to one share of common stock outstanding as of the balance sheet date. Consolidated shareholders’ equity includes, as part of accumulated other comprehensive income (loss), the after-tax appreciation or depreciation, including unrealized other-than-temporary impairment losses, of the Corporation’s available-for-sale fixed maturities, which are carried at fair value. The appreciation or depreciation of available-for-sale fixed maturities is subject to fluctuation due to changes in interest rates and therefore could distort the analysis of trends. Management believes that book value per common share with available-for-sale fixed maturities at amortized cost, a non-GAAP financial measure, is an important measure of the underlying equity attributable to one share of common stock.
Combined Loss and Expense Ratio or Combined Ratio: The combined loss and expense ratio, expressed as a percentage, is the key measure of underwriting profitability. Management uses the combined loss and expense ratio calculated in accordance with statutory accounting principles applicable to property and casualty insurance companies to evaluate the performance of the underwriting operations. It is the sum of the ratio of losses and loss expenses to premiums earned (loss ratio) plus the ratio of statutory underwriting expenses to premiums written (expense ratio) after reducing both premium amounts by dividends to policyholders.
Net Written Premiums Growth (Decrease) Excluding the Impact of Currency Fluctuation: Management uses net written premiums growth (decrease) excluding the impact of currency fluctuation, a non-GAAP financial measure, to evaluate the trends in net written premiums, exclusive of the effect of fluctuations in exchange rates between the U.S. dollar and the currencies in which our international business is transacted. In net written premiums growth (decrease) excluding the impact of currency fluctuation, the effect of fluctuations in the exchange rates is excluded as these rates may fluctuate significantly and could distort the analysis of trends. Net written premiums growth (decrease) excluding the impact of currency fluctuation is determined by using the same exchange rate to translate each foreign currency denominated net written premium amount in both periods.

FORWARD-LOOKING INFORMATION
     Certain statements in this document are “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995 (PSLRA). Forward-looking statements are made pursuant to the safe harbor provisions of the PSLRA and include statements regarding Chubb’s first quarter 2011 losses from Australian floods and management’s 2011 operating income per share guidance and related assumptions. Forward-looking statements generally can be identified by words such as “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “will,” “may,” “should,” “could,” “would,” “likely,” “estimate,” “predict,” “potential,” “continue,” or other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning trends and future developments and their potential effects on Chubb. These statements are not guarantees of future performance. Actual results may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties, which include, among others, those discussed or identified from time to time in Chubb’s public filings with the Securities and Exchange Commission and those associated with:
•	global political conditions and the occurrence of terrorist attacks, including any nuclear, biological, chemical or radiological events;

•	the effects of the outbreak or escalation of war or hostilities;

•	premium pricing and profitability or growth estimates overall or by lines of business or geographic area, and related expectations with respect to the timing and terms of any required regulatory approvals;

•	adverse changes in loss cost trends;

•	our ability to retain existing business and attract new business;

•	our expectations with respect to cash flow and investment income and with respect to other income;

•	the adequacy of our loss reserves, including:
–	our expectations relating to reinsurance recoverables;

–	the willingness of parties, including us, to settle disputes;

–	developments in judicial decisions or regulatory or legislative actions relating to coverage and liability, in particular, for asbestos, toxic waste and other mass tort claims;

–	development of new theories of liability;

–	our estimates relating to ultimate asbestos liabilities;

–	the impact from the bankruptcy protection sought by various asbestos producers and other related businesses; and

–	the effects of proposed asbestos liability legislation, including the impact of claims patterns arising from the possibility of legislation and those that may arise if legislation is not passed;
•	the availability and cost of reinsurance coverage;

•	the occurrence of significant weather-related or other natural or human-made disasters, particularly in locations where we have concentrations of risk;

•	the impact of economic factors on companies on whose behalf we have issued surety bonds, and in particular, on those companies that file for bankruptcy or otherwise experience deterioration in creditworthiness;

•	the effects of disclosures by, and investigations of, companies relating to possible accounting irregularities, practices in the financial services industry, investment losses or other corporate governance issues, including:
–	claims and litigation arising out of stock option “backdating,” “spring loading” and other equity grant practices by public companies;

–	the effects on the capital markets and the markets for directors and officers and errors and omissions insurance;

–	claims and litigation arising out of actual or alleged accounting or other corporate malfeasance by other companies;

–	claims and litigation arising out of practices in the financial services industry;

–	claims and litigation relating to uncertainty in the credit and broader financial markets; and

–	legislative or regulatory proposals or changes;
•	the effects of changes in market practices in the U.S. property and casualty insurance industry arising from any legal or regulatory proceedings, related settlements and industry reform, including changes that have been announced and changes that may occur in the future;

•	the impact of legislative and regulatory developments on our business, including those relating to terrorism, catastrophes and the financial markets;

•	any downgrade in our claims-paying, financial strength or other credit ratings;

•	the ability of our subsidiaries to pay us dividends;

•	general political, economic and market conditions, whether globally or in the markets in which we operate, including:
–	changes in interest rates, market credit spreads and the performance of the financial markets;

–	currency fluctuations;

–	the effects of inflation;

–	changes in domestic and foreign laws, regulations and taxes;

–	changes in competition and pricing environments;

–	regional or general changes in asset valuations;

–	the inability to reinsure certain risks economically; and

–	changes in the litigation environment;
•	our ability to implement management’s strategic plans and initiatives.
Chubb assumes no obligation to update any forward-looking information set forth in this document, which speak as of the date hereof.

THE CHUBB CORPORATION
SUPPLEMENTARY FINANCIAL DATA
(Unaudited)

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
	(in millions)
PROPERTY AND CASUALTY INSURANCE
Underwriting
Net Premiums Written	$2,853	$2,783	$11,236	$11,077
Decrease (Increase) in Unearned Premiums	(17)	58	(21)	254

Premiums Earned	2,836	2,841	11,215	11,331

Losses and Loss Expenses	1,587	1,547	6,499	6,268
Operating Costs and Expenses	881	836	3,496	3,377
Decrease (Increase) in Deferred Policy Acquisition Costs	6	16	(30)	27
Dividends to Policyholders	6	6	28	28

Underwriting Income	356	436	1,222	1,631

Investments
Investment Income Before Expenses	403	405	1,590	1,585
Investment Expenses	7	12	32	36

Investment Income	396	393	1,558	1,549

Other Income (Charges)	7	4	2	(3)

Property and Casualty Income	759	833	2,782	3,177

CORPORATE AND OTHER	(60)	(56)	(220)	(238)

CONSOLIDATED OPERATING INCOME BEFORE INCOME TAX	699	777	2,562	2,939

Federal and Foreign Income Tax	180	208	665	771

CONSOLIDATED OPERATING INCOME	519	569	1,897	2,168

REALIZED INVESTMENT GAINS AFTER INCOME TAX	101	126	277	15

CONSOLIDATED NET INCOME	$620	$695	$2,174	$2,183

PROPERTY AND CASUALTY INVESTMENT INCOME AFTER INCOME TAX	$320	$317	$1,261	$1,252

	Periods Ended December 31
	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
OUTSTANDING SHARE DATA
(in millions)
Average Common and Potentially Dilutive Shares	307.4	343.1	321.6	353.0
Actual Common Shares at End of Period	297.3	332.0	297.3	332.0

DILUTED EARNINGS PER SHARE DATA
Operating Income	$1.69	$1.66	$5.90	$6.14
Realized Investment Gains	.33	.37	.86	.04

Net Income	$2.02	$2.03	$6.76	$6.18

Effect of Catastrophes	$(.08)	$—	$(1.28)	$(.17)

	Dec. 31	Dec. 31
	2010	2009
BOOK VALUE PER COMMON SHARE	$52.24	$47.09

BOOK VALUE PER COMMON SHARE,
with Available-for-Sale Fixed Maturities at Amortized Cost	49.05	44.37
PROPERTY AND CASUALTY UNDERWRITING RATIOS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
Losses and Loss Expenses to Premiums Earned	56.1%	54.6%	58.1%	55.4%
Underwriting Expenses to Premiums Written	30.9	30.1	31.2	30.6

Combined Loss and Expense Ratio	87.0%	84.7%	89.3%	86.0%

Effect of Catastrophes on Combined Loss and Expense Ratio	1.4%	—%	5.7%	.8%
PROPERTY AND CASUALTY LOSSES AND LOSS EXPENSES COMPONENTS
PERIODS ENDED DECEMBER 31

	Fourth Quarter		Twelve Months
	2010	2009	2010	2009
	(in millions)
Paid Losses and Loss Expenses	$1,655	$1,591	$6,354	$6,006
Increase (Decrease) in Unpaid Losses and Loss Expenses	(68)	(44)	145	262

Total Losses and Loss Expenses	$1,587	$1,547	$6,499	$6,268

PROPERTY AND CASUALTY PRODUCT MIX

	Net Premiums Written			Combined Loss and
			% Increase	Expense Ratios
	2010	2009	(Decrease)	2010	2009
	(in millions)
TWELVE MONTHS ENDED DECEMBER 31

Personal Insurance
Automobile	$638	$577	11%	90.8%	90.4%
Homeowners	2,382	2,339	2	91.7	80.4
Other	805	741	9	91.2	90.8

Total Personal	3,825	3,657	5	91.5	84.1

Commercial Insurance
Multiple Peril	1,094	1,121	(2)	94.7	85.8
Casualty	1,532	1,514	1	91.7	96.7
Workers’ Compensation	756	761	(1)	93.4	92.7
Property and Marine	1,294	1,264	2	90.5	83.3

Total Commercial	4,676	4,660	—	92.3	89.9

Specialty Insurance
Professional Liability	2,398	2,413	(1)	87.8	90.1
Surety	329	326	1	41.3	37.4

Total Specialty	2,727	2,739	—	82.2	84.1

Total Insurance	11,228	11,056	2	89.5	86.5

Reinsurance Assumed	8	21	(62)	*	*

Total	$11,236	$11,077	1	89.3	86.0

QUARTERS ENDED DECEMBER 31

Personal Insurance
Automobile	$164	$149	10%	90.0%	94.2%
Homeowners	587	568	3	78.8	75.8
Other	212	190	12	92.7	85.5

Total Personal	963	907	6	83.7	80.7

Commercial Insurance
Multiple Peril	277	286	(3)	87.2	86.9
Casualty	370	353	5	92.8	97.9
Workers’ Compensation	170	151	13	97.3	97.1
Property and Marine	325	311	5	97.5	78.5

Total Commercial	1,142	1,101	4	93.5	89.9

Specialty Insurance
Professional Liability	663	688	(4)	88.7	89.5
Surety	83	83	—	37.8	40.5

Total Specialty	746	771	(3)	82.4	84.1

Total Insurance	2,851	2,779	3	87.3	85.2

Reinsurance Assumed	2	4	(50)	*	*

Total	$2,853	$2,783	3	87.0	84.7

*	Combined loss and expense ratios are no longer presented for Reinsurance Assumed since this business is in run-off.